                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 27)


                  Consolidated Capital Institutional Properties
                  ---------------------------------------------
                       (Name of Subject Company (Issuer))

                        AIMCO Properties, L.P. -- Offeror
                        ---------------------------------
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))

                            Limited Partnership Units
                            -------------------------
                           (Title of Class Securities)

                                      None
                                      ----
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                    Copy To:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

                            Calculation of Filing Fee


Transaction valuation*                                     Amount of filing fee
----------------------                                     --------------------
$32,690,481.60                                             $6,538.10

* For purposes of calculating the fee only. This amount assumes the purchase of 77,649.60 units of limited partnership interest of the subject partnership for $421 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $6,538.10                    Filing Party: AIMCO Properties, L.P.

Form or Registration No.: Schedule TO                Date Filed: August 11, 2000



[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1

[ ] issuer tender offer subject to Rule 13e-4

[ ] going-private transaction subject to Rule 13e-3

[X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  WC, BK

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  81,204.30 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  81,204.30 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  81,204.30 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 30.58%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO-GP, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  81,204.30 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  81,204.30 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  81,204.30 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 30.58%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  121,402.40 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  121,402.40 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  121,402.40 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 61.38%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  INSIGNIA PROPERTIES, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  61,938 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  61,938 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  61,938 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 30.80%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO/IPT, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  61,938 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  61,938 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  61,938 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 30.80%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  COOPER RIVER PROPERTIES, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  11,365.60 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  11,365.60 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,365.60 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 5.65%

14.      TYPE OF REPORTING PERSON

                  OO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  REEDY RIVER PROPERTIES, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  28,832.50 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  28,832.50 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  28,832.50 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 14.34%

14.      TYPE OF REPORTING PERSON

                  OO

                   AMENDMENT NO. 2 TO TENDER OFFER STATEMENT/
                        AMENDMENT NO. 27 TO SCHEDULE 13D

     This Statement (the "Statement") constitutes (a) amendment No. 2 to the Tender Offer Statement on Schedule TO of AIMCO Properties, L.P. (the "AIMCO OP"), relating to an offer to purchase units of limited partnership interest ("Units") of Consolidated Capital Institutional Properties (the "Partnership"); and (b) Amendment No. 27 to the Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on December 19, 1994, by Insignia Financial Group, Inc. ("Insignia"), as amended by (i) Amendment No. 1, filed with the Commission on October 4, 1996, by Insignia, Liquidity Assistance, L.L.C. ("Liquidity Assistance"), Market Ventures, L.L.C. ("Market Ventures") and Andrew L. Farkas, (ii) Amendment No. 2, filed with the Commission on April 25, 1997, by Insignia, Insignia Properties, L.P. ("IPLP"), Insignia Properties Trust ("IPT") and Andrew L. Farkas, (iii) Amendment No. 3, filed with the Commission on August 1, 1997, by Insignia, IPLP, IPT and Andrew
L. Farkas, (iv) Amendment No. 4, filed with the Commission on October 30, 1997, by Reedy River Properties, L.L.C. ("Reedy River"), Insignia, IPLP, IPT and Andrew L. Farkas, (v) Amendment No. 5, filed with the Commission on November 19, 1997, by Reedy River, IPLP, ITP, Insignia and Andrew L. Farkas, (vi) Amendment No. 6, filed with the Commission on December 2, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (vii) Amendment No. 7, filed with the Commission on December 8, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas,
(viii) Amendment No. 8, filed with the Commission on December 10, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (ix) Amendment No. 9, filed with the Commission on December 16, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (x) Amendment No. 10, filed with the Commission on March 5, 1998, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (xi) Amendment No. 11, filed with the Commission on July 30,1998, by Cooper River Properties, L.L.C. ("Cooper River"), IPLP, IPT, Insignia and Andrew L. Farkas,
(xii) Amendment No. 12, filed with the Commission on August 18, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xiii) Amendment No. 13, filed with the Commission on August 27, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xiv) Amendment No. 14, filed with the Commission on September 2, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xv) Amendment No. 15, filed with the Commission by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xvi) Amendment No. 16, filed with the Commission by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xvii) Amendment No. 17, filed with the Commission on October 26, 1998, by River, IPLP, IPT, AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP") and Investment and Management Company ("AIMCO"), (xviii) Amendment No. 18, filed with the Commission on January 22, 1999, by Cooper River, Reedy River, IPLP, IPT, AIMCO OP AIMCO-GP and AIMCO, (xix) Amendment No. 19, filed with the Commission on June 10, 1999, by Cooper River, Reedy River, AIMCO/IPT, Inc. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP and AIMCO,
(xx) Amendment No. 20, filed with the Commission on July 8, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxi) Amendment No. 21, filed in the Commission on July 30, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxii) Amendment No. 22, filed with the Commission on November 22, 1999 by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxiii) Amendment No. 23, dated December 16, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxiv) Amendment No. 24, dated January 10, 2000, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxv) Amendment No. 25, dated August 10, 2000, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO and (4402) Amendment No. 26, dated August 22, 2000, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO.

                                   ----------

Item 12.  Exhibits.

      (a)(1) Offer to Purchase, dated August 10, 2000. (Previously filed.)

      (a)(2)             Letter of Transmittal and related Instructions.
                         (Previously filed.)

      (a)(3) Letter, dated August 10, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

      (a)(4) Letter, dated August 15, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

      (a)(5)             Supplement to Offer to Purchase, dated September 8,
                         2000.

      (a)(6) Letter, dated August 30, 2000, from AIMCO OP to the limited partners of the Partnership.

      (a)(7)             Press release, dated September 5, 2000.

      (b)(1) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated August 16, 1999, is incorporated herein by this reference.)

      (b)(2) Amended and Restated Credit Agreement, dated as of March 15, 2000, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999, is incorporated herein by this reference.)

      (b)(3) First Amendment to $345,000,000 Amended and Restated Credit Agreement, dated as of April 14, 2000, among AIMCO Properties, L.P., Bank of America, as Administrative Agent, and U.S. Bank National Association, as Lender. (Exhibit 10.4 to AIMCO's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by this reference.)

      (d)                Not applicable.

      (g)                Not applicable.

      (h)                Not applicable.

      (z)(1) Agreement of Joint Filing, dated November 15, 1999, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP, Reedy River and Cooper River. (Previously filed.)

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 8, 2000

                                                 AIMCO PROPERTIES, L.P.

                                                 By: AIMCO-GP, INC.
                                                     (General Partner)

                                                 By: /s/ Patrick J. Foye
                                                     ---------------------------
                                                     Executive Vice President

                                                 COOPER RIVER PROPERTIES, L.L.C.

                                                 By: /s/ Patrick J. Foye
                                                     ---------------------------
                                                     Executive Vice President

                                                 AIMCO/IPT, INC.

                                                 By: /s/ Patrick J. Foye
                                                     ---------------------------
                                                     Executive Vice President

                                                 INSIGNIA PROPERTIES, L.P.

                                                 By: AIMCO/IPT, INC.
                                                     (General Partner)

                                                 By: /s/ Patrick J. Foye
                                                     ---------------------------
                                                     Executive Vice President

                                                 REEDY RIVER PROPERTIES, L.L.C.

                                                 By: /s/ Patrick J. Foye
                                                     ---------------------------
                                                     Executive Vice President

                                                 AIMCO-GP, INC.

                                                 By: /s/ Patrick J. Foye
                                                     ---------------------------
                                                     Executive Vice President

                                                 APARTMENT INVESTMENT
                                                 AND MANAGEMENT COMPANY

                                                 By: /s/ Patrick J. Foye
                                                     ---------------------------
                                                     Executive Vice President

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 (a)(1)       Offer to Purchase, dated August 10, 2000. (Previously filed.)

 (a)(2)       Letter of Transmittal and related Instructions. (Previously filed.)

 (a)(3)       Letter, dated August 10, 2000, from AIMCO OP to the limited partners of the Partnership.
              (Previously filed.)

 (a)(4)       Letter, dated August 15, 2000, from AIMCO OP to the limited partners of the Partnership.
              (Previously filed)

 (a)(5)       Supplement to Offer to Purchase, dated September 8, 2000.

 (a)(6)       Letter, dated August 30, 2000, from AIMCO OP to the limited partners of the Partnership.

 (a)(7)       Press release, dated September 5, 2000.

 (b)(1)       Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union
              National Bank. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated August 16,
              1999, is incorporated herein by this reference.)

 (b)(2)       Amended and Restated Credit Agreement, dated as of March 15, 2000, among AIMCO
              Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank.
              (Exhibit 10.20 to AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999, is incorporated herein by this reference.)

 (b)(3)       First Amendment to $345,000,000 Amended and Restated Credit Agreement, dated as of
              April 14, 2000, among AIMCO Properties, L.P., Bank of America, as Administrative
              Agent, and U.S. Bank National Association, as Lender. (Exhibit 10.4 to AIMCO's
              Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by this reference.)

 (d)          Not applicable.

 (g)          Not applicable.

 (h)          Not applicable.

 (z)(1)       Agreement of Joint Filing, dated November 15, 1999, among AIMCO, AIMCO-GP, AIMCO OP,
              AIMCO/IPT, IPLP, Reedy River and Cooper River. (Previously filed.)